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Exhibit 4.4

WARRANT AGREEMENT

        THIS WARRANT AGREEMENT (this "Agreement"), dated as of                    , 2008, is entered into by and between China Mining Resources Holdings Limited, a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Warrant Agent").

        WHEREAS, the Company is engaged in a public offering (the "Public Offering") of units (the "Units") and, in connection therewith, has determined to issue and deliver up to 11,500,000 warrants (the "Public Warrants") to the public investors, each of such Public Warrants evidencing the right of the holder thereof to purchase one share of the Company's common stock, par value $0.0001 per share (the "Common Stock"), for $6.00 per share, subject to adjustments as described herein;

        WHEREAS, the Company has determined to issue and deliver, as part of an Underwriter's purchase option, up to 500,000 warrants (the "Representative's Warrants") to Lazard Capital Markets LLC ("Lazard") or its designees, which warrants will be identical to the Public Warrants except that the Representative's Warrants will expire on                    , 2013 [five years from the date of the prospectus];

        WHEREAS, the Company has filed, with the Securities and Exchange Commission, a registration statement, No. 333-148051, on Form S-1, as amended (the "Registration Statement"), for the registration, under the Securities Act of 1933, as amended (the "Act"), of, among other securities, the Public Warrants, the Representative's Warrants and the Common Stock issuable upon exercise of the Public Warrants and the Representative's Warrants;

        WHEREAS, the Company has determined to issue and deliver up to 2,400,000 warrants (the "Insider Warrants" and together with the Public Warrants and the Representative's Warrants, the "Warrants"), which will be identical to the Public Warrants, with certain exceptions as set forth in the Registration Statement or herein, to the Company's initial stockholders (as defined in the Registration Statement) (each an "Insider" and collectively, the "Insiders") in a private placement to take place simultaneously with the consummation of the Public Offering;

        WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

        WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

        WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

        1.    Appointment of Warrant Agent.    The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

        2.    Warrants.

          2.1    Form of Warrant.    Each Public Warrant and each Insider Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or the President and the Treasurer or the Secretary of the Company. Each

  Representative's Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit B hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or the President and the Treasurer or the Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

          2.2    Effect of Countersignature.    Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

          2.3    Registration.

            2.3.1    Warrant Register.    The Warrant Agent shall maintain books (the "Warrant Register") for the registration of the original issuance and any transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

            2.3.2    Registered Holder.    Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person or entity in whose name such Warrant shall be registered upon the Warrant Register (the "registered holder"), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

            2.3.3    Subject to the terms of this Agreement, warrant certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 9.2 hereof, for another warrant certificate or other warrant certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a warrant certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant certificate or certificates to be so exchanged. Warrant certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled warrant certificates shall then be disposed of by such Warrant Agent in its customary manner.

        The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 2, the new warrant certificates required pursuant to the provisions of this Section 2.

          2.4    Detachability of Public Warrants.    The securities comprising the Units will not be separately transferable until 90 days after the date hereof unless Lazard informs the Company of its decision to allow earlier separate trading, but in no event will Lazard allow separate trading of the securities comprising the Units until the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the underwriters' over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. The date on which the securities comprising the Units become separately transferable is referred to herein as the "Detachment Date." Prior to the Detachment Date, Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, prior to the Detachment Date, each transfer of a Public Unit on the register relating to such Units shall operate also to transfer the Public Warrant included in the Unit.

          2.5    Escrow of Insider Warrants.    The Insider Warrants shall be subject to the Securities Escrow Agreement, dated as of                    , 2008, by and among the Company, the Initial Stockholders (as defined therein) and Continental Stock Transfer & Trust Company, as escrow agent.

        3.    Terms and Exercise of Warrants.

          3.1    Warrant Price.    Each Public Warrant, each Representative's Warrant and each Insider Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Public Warrant or Insider Warrant, as the case may be, and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $6.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term "Warrant Price" as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less that ten (10) business days; provided, however that any such reduction shall be identical in percentage terms among all of the Warrants.

          3.2    Duration of Warrants.    A Warrant may be exercised only during the period ("Exercise Period") commencing on the later of (a) the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, as described more fully in the Company's Registration Statement (a "Business Combination") and (b)                      , 2009 [one year from the date of the prospectus], and terminating at 5:00 p.m., New York City time on the earlier to occur of (x)                     , 2012 [four years from the date of the prospectus] in the case of the Insider Warrants and the Public Warrants and                    , 2013 [five years from the date of the prospectus] in the case of the Representative's Warrants or (y) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (the "Expiration Date"). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date; provided, however that the Company will provide notice to registered holders of the Warrants of such extension of not less than twenty (20) days.

          3.3    Exercise of Warrants.

            3.3.1    Payment.    Subject to the provisions of the relevant Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

              (a)   in lawful money of the United States, in cash or by certified check or bank draft payable to the order of the Company (or as otherwise agreed to by the Company); or

              (b)   with respect to any Insider Warrants, in the event of redemption pursuant to Section 6 hereof, so long as such Insider Warrants are held by an Insider or his, her or its affiliates, by surrendering the Insider Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Insider Warrants, multiplied by the difference between the Fair Market Value (as defined below) and the applicable Warrant Price by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), "Fair Market Value" shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants pursuant to Section 6 hereof.

            3.3.2    Issuance of Certificates.    As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, or upon surrender of the Insider Warrant (or portion thereof) as set forth in Section 3.3.1(b), the Company shall issue to the registered holder of such Warrant a certificate or certificates representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available for delivery to the Warrant holders. In addition, Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In the event that a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a current prospectus is not available, or because such exercise would be unlawful with respect to a registered holder in any state, the registered holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be required to "net cash settle" the warrant exercise. In the event that a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a current prospectus is not available, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the shares included in such Unit.

            3.3.3    Valid Issuance.    All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

            3.3.4    Date of Issuance.    Each person or entity in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

        4.    Adjustments.

          4.1    Stock Dividends—Split-Ups.    If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

          4.2    Aggregation of Shares.    If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

          4.3    Adjustments in Exercise Price.    Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

          4.4    Replacement of Securities upon Reorganization, etc.    In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Sections 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

          4.5    Extraordinary Dividends.    If the Company distributes to all holders of its Common Stock any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Common Stock), the number of shares of Common Stock issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

N' = N × M/(M-F)

where:
N'	=	the adjusted number of shares of Common Stock issuable upon exercise of each Warrant.
N	=	the current number of shares of Common Stock issuable upon exercise of each Warrant.
M	=	the Closing Price per share of Common Stock on the Business Day immediately preceding the ex-dividend date for such distribution.
F	=
the fair market value on the ex-dividend date for such distribution of the assets, securities, options, rights or warrants distributable to one share of Common Stock after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Company's Board of Directors (the "Board") shall reasonably determine the fair market value in good faith.

          The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

          This Section 4.5 does not apply to any dividends or distributions made in connection with, or as part of, (i) regular quarterly or other periodic dividends; (ii) any of the actions contemplated by Section 4 of this Agreement; (iii) the conversion rights of the holders of Common Stock upon consummation of the Company's Initial Business Combination; or (iv) in connection with the Company's liquidation and the distribution of its assets upon its failure to consummate an Initial Business Combination. If any adjustment is made pursuant to this subsection (d) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if "F" in the above formula was the fair market value on the ex-dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of shares of Common Stock outstanding on the ex-dividend date for such distribution. Notwithstanding anything to the contrary contained in this subsection (d), if "M-F" in the above formula is less than $1.00, the Company may elect to, and if "M-F" or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this subsection (d), distribute to the holders of the Warrants, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holders had such Warrants been exercised immediately prior to the record date for such distribution.

          4.6    Notices of Changes in Warrant.    Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

          4.7    Notice of Certain Transactions.    In the event that the Company shall propose to (a) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of capital stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants to the holders of Common Stock entitling them to subscribe for shares of Common Stock or (c) make a tender offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders and file with the Warrant Agent a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the warrant register, and shall specify the record date for such offer, or the date such offer or issuance is to take place, and the date of participation therein by the holders of Common Stock, if any such date is to be specified or applicable. Such notice shall be given as promptly as practicable after the Board has determined to take any such action and (x) in the case of any action covered by clause (a) or (b) above at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

          4.8    Other Events.    If any event occurs as to which the foregoing provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

          4.9    No Fractional Shares.    Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

          4.10    Form of Warrant.    The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

        5.    Transfer and Exchange of Warrants.

          5.1    Transfer of Warrants.    Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Unit shall operate also to transfer the Warrant included in such Unit. From and after the Detachment Date, this Section 5.1 will have no further force and effect.

          5.2    Registration of Transfer.    The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant in the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

          5.3    Procedure for Surrender of Warrants.    Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

          5.4    Fractional Warrants.    The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

          5.5    Service Charges.    No service charge shall be made for any exchange or registration of transfer of Warrants.

          5.6    Warrant Execution and Countersignature.    The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

        6.    Redemption.

          6.1    Redemption.    Subject to Section 6.4 hereof and the penultimate sentence of this Section 6.1, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (the "Redemption Price"), provided that the last sale price of the Common Stock has been equal to or greater than $11.50 per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is sent in accordance with Section 6.2. Notwithstanding anything to the contrary contained herein, the Company shall not call the Warrants for redemption unless there is an effective registration statement under the Act relating to the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus is available throughout the thirty (30) day notice of redemption period. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of Lazard.

          6.2    Date Fixed for, and Notice of, Redemption.    In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear in the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

          6.3    Exercise After Notice of Redemption.    The Warrants may be exercised for cash in accordance with Section 3 of this Agreement (or, with respect to the Insider Warrants, on a "cashless basis" in accordance with Section 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

          6.4    Outstanding Warrants Only.    The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person or entity holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption are met. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of Lazard.

        7.    Other Provisions Relating to Rights of Holders of Warrants.

          7.1    No Rights as Stockholder.    A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

          7.2    Lost, Stolen, Mutilated, or Destroyed Warrants.    If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

          7.3    Reservation of Common Stock.    The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

          7.4    Registration of Common Stock.    In no event will the Company be obligated to issue shares of common stock unless, at the time a holder seeks to exercise such Warrant, a prospectus relating to the common stock issuable upon exercise of the Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. The Company agrees that prior to the commencement of the Exercise Period, it shall use its best efforts to file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration under the Act of the Common Stock issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. In no event will the registered holder of a Warrant be entitled to receive a "net cash settlement" in lieu of physical settlement in shares of Common Stock, regardless of whether the

  Company complies with this Section 7.4. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of Lazard.

        8.    Concerning the Warrant Agent and Other Matters.

          8.1    Payment of Taxes.    The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

          8.2    Resignation, Consolidation, or Merger of Warrant Agent.

            8.2.1    Appointment of Successor Warrant Agent.    The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days' notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company's cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

            8.2.2    Notice of Successor Warrant Agent.    In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

            8.2.3    Merger or Consolidation of Warrant Agent.    Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

          8.3    Fees and Expenses of Warrant Agent.

            8.3.1    Remuneration.    The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

            8.3.2    Further Assurances.    The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

          8.4    Liability of Warrant Agent.

            8.4.1    Reliance on Company Statement.    Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

            8.4.2    Indemnity.    The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent's negligence, willful misconduct or bad faith.

            8.4.3    Exclusions.    The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

          8.5    Acceptance of Agency.    The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

          8.6    Waiver.    The Warrant Agent hereby waives any and all right, title, interest or claim of any kind ("Claim") in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent, as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

        9.    Miscellaneous Provisions.

          9.1    Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

          9.2    Notices.    Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

    China Mining Resources Holdings Limited
    c/o SSC Mandarin Group
    Room 4710, 47th Floor, The Center, 99 Queen's Road
    Central, Hong Kong
    Attn: Chief Executive Officer

  Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

    Continental Stock Transfer & Trust Company
    17 Battery Place
    New York, New York 10004
    Attn: Compliance Department

    with a copy in each case to:

    Troutman Sanders LLP
    405 Lexington Avenue
    The Chrysler Building
    New York, New York 10175
    Attn: Timothy I. Kahler, Esq.

    Akin Gump Strauss Hauer & Feld, LLP
    590 Madison Avenue
    New York, New York 10022
    Attn: Bruce S Mendelsohn, Esq.

    Lazard Capital Markets LLC
    30 Rockefeller Plaza
    New York, New York 10020
    Attn: Robert Berger

  Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

          9.3    Applicable Law.    The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

          9.4    Persons Having Rights under this Agreement.    Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or entity other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 6.1, 6.4, 7.4 and 9.2 hereof, Lazard, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. Lazard shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 6.1, 6.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and Lazard with respect to the Sections 6.1, 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants. This Section 9.4 shall not be modified or amended without the prior written consent of Lazard.

          9.5    Examination of the Warrant Agreement.    A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection by it.

          9.6    Counterparts; Facsimile Signatures.    This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          9.7    Effect of Headings.    The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

          9.8    Amendments.    This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of Lazard and the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

          9.9    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CHINA MINING RESOURCES HOLDINGS LIMITED
By:
Name: Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name: Title:

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  Exhibit 4.4